Financial Statements and Report of
                    Independent Certified Public Accountants

                                 MUCCINO DESIGN
                   (a division of Muccino Design Group, Inc.)

                          July 31, 1999, 1998 and 1997

                                    CONTENTS


                                                                           Page
                                                                           ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                           3

FINANCIAL STATEMENTS

     STATEMENTS OF ASSETS, LIABILITIES AND OWNER'S INVESTMENT                4

     STATEMENTS OF REVENUES AND EXPENSES                                     5

     STATEMENT OF CHANGES IN OWNER'S INVESTMENT                              6

     STATEMENTS OF CASH FLOWS                                                7

     NOTES TO FINANCIAL STATEMENTS                                           9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Muccino Design Group, Inc.

We have audited the accompanying statements of assets, liabilities and owner's investment of Muccino Design (a division of Muccino Design Group, Inc.) as of July 31, 1999 and 1998, and the related statements of revenues and expenses, changes in owner's investment and cash flows for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of Muccino Design Group, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muccino Design as of July 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles.



/s/ GRANT THORNTON LLP
------------------------------------

Los Angeles, California
December 15, 1999

                                         Muccino Design
                           (a division of Muccino Design Group, Inc.)

                    STATEMENTS OF ASSETS, LIABILITIES AND OWNER'S INVESTMENT

                                            July 31,

                                                                          1999         1998
                                                                       ----------   ----------
                                ASSETS
CURRENT ASSETS
     Cash                                                              $   62,873   $  244,205
     Accounts receivable                                                  434,820      372,525
     Unbilled receivables                                                 143,289      109,108
     Prepaid income taxes                                                  68,147       12,232
     Due from related parties                                              29,060           --
                                                                       ----------   ----------
               Total current assets                                       738,189      738,070

PROPERTY AND EQUIPMENT, net                                               887,054      836,119

DEPOSITS AND OTHER ASSETS                                                  21,566       19,351
                                                                       ----------   ----------
                                                                       $1,646,809   $1,593,540
                                                                       ==========   ==========
                             LIABILITIES AND INVESTMENT

CURRENT LIABILITIES
     Accounts payable and accrued expenses                             $  131,906   $  162,667
     Due to stockholder of Muccino Design Group, Inc.                          --       40,508
     Deferred revenue                                                      38,970           --
     Deferred income taxes                                                 43,823       51,947
     Current maturities of long-term debt                                  26,075       20,753
     Current maturities of capital lease obligation to related party       13,738       10,600
                                                                       ----------   ----------
               Total current liabilities                                  254,512      286,475

CAPITAL LEASE OBLIGATION TO RELATED
     PARTY, less current maturities                                       794,638      725,026

LONG-TERM DEBT, less current maturities                                    30,438       34,967
                                                                       ----------   ----------
               Total liabilities                                        1,079,588    1,046,468

COMMITMENTS                                                                    --           --

MUCCINO DESIGN GROUP, INC. INVESTMENT                                     567,221      547,072
                                                                       ----------   ----------
                                                                       $1,646,809   $1,593,540
                                                                       ==========   ==========

                The accompanying notes are an integral part of these statements.

                                        Muccino Design
                          (a division of Muccino Design Group, Inc.)

                              STATEMENTS OF REVENUE AND EXPENSES

                                     Years ended July 31,

                                                           1999         1998         1997
                                                        ----------   ----------   ----------
Revenues                                                $2,131,364   $2,426,646   $1,467,542

Operating expenses
     Project personnel and expenses                      1,582,264    1,507,066    1,111,071
     Selling, general and administrative expenses          411,353      446,965      231,105
                                                        ----------   ----------   ----------

             Total operating expenses                    1,993,617    1,954,031    1,342,176
                                                        ----------   ----------   ----------

             Operating income                              137,747      472,615      125,366

Interest expense, net                                       96,577       87,793       68,808
Loss on disposal of property and equipment                  28,877       39,723        3,570
                                                        ----------   ----------   ----------

             Income before provision for income taxes       12,293      345,099       52,988

Provision for income taxes                                   2,999      113,314       13,589
                                                        ----------   ----------   ----------

             Net income                                 $    9,294   $  231,785   $   39,399
                                                        ==========   ==========   ==========

                The accompanying notes are an integral part of this statement.

                                          Muccino Design
                            (a division of Muccino Design Group, Inc.)

                            STATEMENT OF CHANGES IN OWNER'S INVESTMENT

                            Years ended July 31, 1997, 1998 and 1999

                                                                1999        1998          1997
                                                              ---------   ---------    ---------
Balance at beginning of period                                $ 547,072   $ 229,834    $ 304,899

Net income for the period                                         9,294     231,785       39,399

Issuance of stock options to purchase common stock of
      Muccino Design Group, Inc. for services to
      Muccino Design                                                 --     100,000           --

Cash disbursements on behalf of Carta Fine Products, a
      division of Muccino Design Group, Inc.                         --     (25,450)    (156,349)

Tax benefit allocated to Carta Fine Products, a division of
      Muccino  Design Group, Inc.                                10,855      10,903       41,885
                                                              ---------   ---------    ---------

Balance at end of period                                      $ 567,221   $ 547,072    $ 229,834
                                                              =========   =========    =========

                  The accompanying notes are an integral part of this statement.

                                               Muccino Design
                                 (a division of Muccino Design Group, Inc.)

                                          STATEMENTS OF CASH FLOWS

                                            Years ended July 31,

                                                                          1999         1998          1997
                                                                        ---------    ---------    ---------
Cash flows from operating activities:
     Net income                                                         $   9,294    $ 231,785    $  39,399
     Adjustments to reconcile net income to net cash
        provided by (used in) operating activities
           Depreciation and amortization                                   80,386       62,039       58,491
           Loss on sale of property and equipment                          28,877       39,723        3,570
           Deferred income tax expense (benefit)                           (8,124)      42,039      (28,296)
           Stock based compensation                                            --      100,000           --
           Change in assets and liabilities:
              Increase in trade accounts receivable                       (62,295)    (265,135)       8,628
              Increase in unbilled receivables                            (34,181)      74,932      (91,773)
              Increase in accounts payable and accrued expenses           (30,762)      60,295        3,044
              Increase in billings in excess of costs incurred             38,970           --           --
              Increase (decrease) in income taxes payable                 (45,060)       6,151       35,675
              Increase in deposits and other assets                        (2,214)          --      (14,992)
                                                                        ---------    ---------    ---------

                 Net cash provided by (used in)  operating activities     (25,109)     351,829       13,746
                                                                        ---------    ---------    ---------

Cash flows from investing activities:
     Collection of advances to related parties                             30,533           --       85,280
     Advances to related parties                                          (59,593)          --           --
     Acquisition of furniture and equipment                               (76,796)    (103,728)     (64,470)
     Cash advances to the Carta division of Muccino
        Design Group, Inc.                                                     --      (25,450)    (156,349)
                                                                        ---------    ---------    ---------

                 Net cash used in investing activities                   (105,856)    (129,178)    (135,539)
                                                                        ---------    ---------    ---------

                      The accompanying notes are an integral part of these statements.

                                               Muccino Design
                                 (a division of Muccino Design Group, Inc.)

                                    STATEMENTS OF CASH FLOWS - CONTINUED

                                            Years ended July 31,

                                                                         1999         1998         1997
                                                                       ---------    ---------    ---------
Cash flows from financing activities:
     Principalopaymentstofncapital lease obligationsvable              $ (10,652)   $  (7,640)   $  (5,126)
     Principalopaymentstofnnotesopayable notes receivable                (42,534)     (38,226)     (11,759)
     Borrowings under notes payable                                       43,327       11,108       43,779
     Principal payments of amounts due to principal stockholder          (40,508)     (20,978)     (10,136)
     Borrowings from principal stockholder                                    --           --       71,623
                                                                       ---------    ---------    ---------

                 Net cash (used in) provided by financing activities     (50,367)     (55,736)      88,381
                                                                       ---------    ---------    ---------

                 Net (decrease) increase in cash                        (181,332)     166,915      (33,412)

Cash at beginning of period                                              244,205       77,290      110,702
                                                                       ---------    ---------    ---------

Cash at the end of period                                              $  62,873    $ 244,205    $  77,290
                                                                       =========    =========    =========

Supplemental disclosure of cash flow information:
     Interest paid                                                     $  98,391    $  89,541    $  70,386
                                                                       =========    =========    =========

     Income taxes paid                                                 $  56,183    $  65,124    $   8,280
                                                                       =========    =========    =========

     Noncash  investing and financing activities:
        Increase in the obligation under capital lease due to
           changes in the provisions of the lease agreement            $  83,402    $ 127,789    $ 124,499
                                                                       =========    =========    =========

        Tax benefit allocated to Carta Design, a division of
           Muccino  Design Group, Inc.                                 $  10,855    $  10,903    $  41,885
                                                                       =========    =========    =========

                      The accompanying notes are an integral part of these statements.

                                 Muccino Design
                   (a division of Muccino Design Group, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

                          July 31, 1999, 1998 and 1997


NOTE A - DESCRIPTION OF BUSINESS

    Muccino Design (a division of Muccino Design Group, Inc.) (the "Company") is a multidisciplinary firm that offers a complete range of strategic design and communications services, including brand development, literature design, packaging design, new media design, publication design and environmental design.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accompanying financial statements include the accounts of Muccino Design and reflect the historical results of operations, financial position and cash flows of Muccino Design. These financial statements do not include the accounts of the other division of Muccino Design Group, Inc., Carta Fine Products. These financial statements may not be indicative of the results that would have occurred if Muccino Design operated as a stand-alone entity during the periods presented, the future results of Muccino Design or the costs which may be incurred by an unaffiliated entity to achieve similar results.

    In 1997 and 1998, cash generated from the Company's operations was used to fund the operations of Carta Fine Products. No interest was earned on the Company's advances to Carta Fine Products. Cash disbursements made to the Carta division have been reflected as a reduction of Muccino Design Group, Inc.'s investment in the Company, net of the tax benefit derived.

    FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases, which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting and income tax purposes. The estimated lives used in determining depreciation are generally three to five years.

                                 Muccino Design
                   (a division of Muccino Design Group, Inc.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          July 31, 1999, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    RECOGNITION OF REVENUE

    Revenue is recognized for time and materials-based arrangements as services are performed and for fixed fee arrangements on the percentage-of-completion method. Under the percentage-of-completion approach, revenues and gross profit are recognized as the work is performed, based on the ratio of costs incurred to total estimated costs, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Unbilled receivables on contracts are comprised of costs incurred, plus earnings on certain contracts which have not been billed. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Customer deposits represent the amount of customer payments received in advance of services being performed.

    PROJECT PERSONNEL AND EXPENSES

    Project personnel and expenses consist primarily of salaries and employee benefits for personnel dedicated to client projects and non-reimbursed direct expenses incurred to complete client projects.

    INCOME TAXES

    Income taxes are accounted for using the liability method, under which deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

    ACCOUNTING FOR STOCK BASED COMPENSATION

    The Company accounts for stock-based compensation using the intrinsic value based method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provides the pro Form disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock over the exercise price at the measurement data. The measurement date is the date on which both the number of shares the stock options are convertible into, and the exercise price, are known. Had compensation costs for the Company's options been determined based on the fair value at the grant dates, as specified by Statement of Financial Standards No. 123, net income would not have been significantly different.

                                 Muccino Design
                   (a division of Muccino Design Group, Inc.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          July 31, 1999, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, accounts receivable and unbilled receivables. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or hedging arrangements. The Company maintains its cash balances in the form of bank demand deposits with financial institutions that management believes are creditworthy. Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. The Company maintains an allowance for doubtful accounts based on the expected collectibility of accounts receivable.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, short-term receivables and payables, bank borrowings, capital lease obligations and amounts due from related parties. The carrying values of the cash, short-term receivables and payables and amounts due from related parties approximate their fair values. Based on borrowing rates currently used by the Company for financing, the carrying values of the bank borrowings and capital lease obligations approximate their estimated fair values.

    USING ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SEGMENT REPORTING

    The Company is centrally managed and operates in one business segment: strategic design and communication services.

                                 Muccino Design
                   (a division of Muccino Design Group, Inc.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          July 31, 1999, 1998 and 1997


NOTE C - PROPERTY AND EQUIPMENT

    Property and equipment is comprised of the following at July 31:

                                                         1999            1998
                                                      -----------     ---------

           Building under capital lease               $   837,419     $ 754,017
           Building improvements                           98,187        65,055
           Office equipment                               131,352       133,610
           Furniture and fixtures                          16,164        16,867
           Vehicles                                        26,725        26,725
                                                      -----------     ---------

           Less - accumulated depreciation and
             amortization                                (222,793)     (160,155)
                                                      -----------     ---------

                                                      $   887,054     $ 836,119
                                                      ===========     =========

    Accumulated amortization of the building under capital lease totaled $122,390 and $85,393 at July 31, 1999 and 1998, respectively.


NOTE D - RELATED PARTY TRANSACTIONS

    The Company leases its facilities under a capital lease from the principal stockholder of Muccino Design Group, Inc. The leases expires in November 2019. See Note F.

    At July 31, 1999, the Company has a receivable of $22,093 from the stockholder of Muccino Design Group, Inc. resulting from expenses paid by the Company on his behalf. The receivable balance is non-interest bearing and payable upon demand.

    In fiscal 1999, the Company made cash advances to Carta Fine Products, a division of Muccino Design Group, Inc., totaling $37,500. The advances are noninterest bearing and due upon demand. At July 31, 1999, the amount due from Carta Fine Products totaled $6,967 and is included in due from related parties in the 1999 balance sheet.

    The Company had a loan payable to the stockholder of Muccino Design Group, Inc. totaling $40,508 as of July 31, 1998. The loan bore interest at 7.5% and was payable on demand. Interest expense paid to the stockholder totaled $3,828 in 1998. Interest expense in 1999 and 1997 was not significant. The loan was repaid in fiscal 1999.

                                 Muccino Design
                   (a division of Muccino Design Group, Inc.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          July 31, 1999, 1998 and 1997


NOTE E - LONG-TERM DEBT

    Long-term debt consists of six notes payable for various office equipment and a vehicle. The notes bear interest at rates ranging from 7% to 12% and are collateralized by the related equipment. Maturities of long-term debt is as follows:

           Year ending July 31,

              2000                                                   $  26,075
              2001                                                      15,219
              2002                                                       9,310
              2003                                                       4,952
              2004                                                         957
                                                                     ---------

           Less - current maturities                                   (26,075)
                                                                     ---------
           Long - term portion                                       $  30,438
                                                                     =========

    Interest expense on long-term debt totaled $7,039, $10,752 and $5,897 for 1999, 1998 and 1997, respectively.

                                 Muccino Design
                   (a division of Muccino Design Group, Inc.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          July 31, 1999, 1998 and 1997

NOTE F - CAPITAL LEASE OBLIGATION TO RELATED PARTY

    The Company leases its operating facilities under a capital lease with the stockholder of Muccino Design Group, Inc. The Company is required to pay all costs related to ownership, including repairs, maintenance, insurance and property taxes. Interest paid to the stockholder was $91,352, $78,788 and $64,394 in 1999, 1998 and 1997, respectively. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of July 31, 1999:

             Year ended July 31,
             -------------------

                      2000                                          $   110,004
                      2001                                              110,004
                      2002                                              110,004
                      2003                                              110,004
                      2004                                              110,004
                      Thereafter                                      1,668,394
                                                                    -----------
             Total minimum lease payments                             2,218,414
             Less - amount representing interest                     (1,410,038)
                                                                    -----------

             Present value of future minimum lease payments             808,376
             Less - current portion                                     (13,738)
                                                                    -----------

             Long-term capital lease obligation to related party    $   794,638
                                                                    ===========

    In 1999, 1998 and 1997, the Company and the stockholder of Muccino Design Group, Inc. modified the original terms of the lease agreement resulting in an increase to the monthly lease payment. The modifications to the lease term resulted in an increase in the capital lease obligation and a corresponding increase in the leased building of $83,402, $127,789 and $124,499 in 1999, 1998 and 1997, respectively.

NOTE G - INCOME TAXES

    The Company has been included in the consolidated federal and state income tax returns of Muccino Design Group, Inc. As such, the net taxable losses of the Carta division offset the taxable income (if any) of the Company. The Company allocates a portion of the overall tax liability or benefit to the Carta division in proportion to the Carta division's taxable income or loss. The Company has allocated an income tax benefit to the Carta division of $10,855, $10,903, and $41,885, in 1999, 1998 and 1997, respectively. The benefit was reflected as an adjustment to the Muccino Design Group, Inc.'s investment in the Company.

                                 Muccino Design
                   (a division of Muccino Design Group, Inc.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          July 31, 1999, 1998 and 1997

NOTE G - INCOME TAXES - Continued

    The provision (benefit) for income taxes has been provided on a stand alone basis for all periods presented. A reconciliation from the U.S. federal statutory income tax rates applicable to the Company's level of income to the effective income tax rate is as follows:

                                                                  1999          1998          1997
                                                                ---------     ---------     ---------
             U.S. federal statutory rates                         15.0%         34.0%         16.4%
             State income taxes, net of federal tax benefit        7.5           5.8           7.5
             Measurement of net deferred tax assets at
                      expected future rates                         --          (8.0)           --
             Other                                                 1.9           1.0           1.7
                                                                ---------     ---------     ---------
             Income tax provision                                 24.4%         32.8%         25.6%
                                                                =========     =========     =========

    Significant components of the Company's deferred tax assets and liabilities at July 31 are as follows:

                                                                      1999                  1998
                                                              ----------------     -----------------
             Assets:
                      Accounts payable and accrued liabilities        $ 31,446              $ 43,660
                      Net operating loss carryforwards                  26,019                    --
                  Stock based compensation                              23,840                26,840
                      State taxes                                        3,401                 6,823
                      Unearned income                                    9,292                    --
                                                              ----------------     -----------------
                                                                        93,998                77,323
                                                              ----------------     -----------------
             Liabilities:
                      Accounts receivable                             (137,821)             (129,270)
                                                             -----------------     -----------------

             Net deferred tax liability                              $( 43,823)             $(51,947)
                                                             =================     =================

NOTE H - MAJOR CUSTOMERS

    During the year ended July 31, 1997, sales to two customers accounted for 50% and 13%% of total revenue. During the year ended July 31, 1998, sales to two customers accounted for 39% and 29% of total revenue. During the year ended July 31, 1999, sales to two customers accounted for 32%, and 31% of total revenue.


                                 Muccino Design
                   (a division of Muccino Design Group, Inc.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          July 31, 1999, 1998 and 1997

NOTE I - SUBSEQUENT EVENTS

    On October 29, 1999, Muccino Design Group, Inc. transferred the net assets of its Carta division to a new corporation controlled by the same stockholder leaving only the Company assets and activities remaining in Muccino Design Group, Inc. Following the transfer of the Carta net assets to a new entity, the stockholders of Muccino Design Group, Inc. agreed to exchange all of the outstanding shares of its common stock for shares of eMarketplace, Inc. (a publicly traded company) and shares of Top Team, Inc., a subsidiary of eMarketplace, Inc. This transaction was completed on November 23, 1999. As a result of this transaction, Muccino Design Group, Inc. became a wholly-owned subsidiary of Top Team, Inc.

         In connection with the acquisition by Top Team, Inc., the stockholder and the Company agreed to modify the terms of the facilities lease previously classified as a capital lease (see Note F). The changes in the lease provisions reduced the lease term to five years (through November, 2004). The reduction in the lease term changed the classification of the lease from a capital lease to an operating lease. Accordingly, the capital asset and related obligation were removed from the balance sheet on the date of the change in the lease term. The new lease agreement shall be accounted for as an operating lease.

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